                              PARTNERSHIP AGREEMENT

                           [WALNUT CREEK AMPHITHEATER]

      This Partnership Agreement ("Agreement") is made and entered into effective as of the 1st day of July, 1991, by and between SONY MUSIC/PACE PARTNERSHIP, a New York general partnership, and CDC AMPHITHEATERS/I, INC., a North Carolina corporation. For and in consideration of the mutual covenants herein contained, the parties to this Agreement hereby form and create a general partnership, under and pursuant to the Partnership Act for the purposes and upon the terms, provisions, and conditions as hereinafter set forth:

                                    ARTICLE I

                                   Definitions

      As used in this Agreement, the following terms shall have the respective meanings indicated:

      Affiliate: With respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and under "common control with") when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      Amphitheater: The outdoor entertainment facility currently being constructed by the City of Raleigh and Walnut Creek Amphitheater Financing Assistance Corporation on the Amphitheater Site.

      Amphitheater Fiscal Year: Each twelve month period commencing on November 1 of a calendar year and ending on October 31 of the subsequent calendar year.

      Amphitheater Season: The portion of each calendar year which is included between the period of time from May 1 to October 31 of such calendar year, being the contemplated portion of each calendar year during which the Amphitheater will be open for the presentation of events, performances and shows.

      Amphitheater Site: That certain tract of property located in Wake County, North Carolina being more fully described on Exhibit "A" attached hereto.

      Appraised Purchase Price: Shall have the meaning assigned to it pursuant to the provisions of Section 14.02(c)(i) hereof.

      Available Cash: Cash held by the Partnership at the end of any Amphitheater Season which, in the reasonable judgment of the Managing Partner, is not required or reasonably expected to be required for the obligations or business needs of the Partnership between the end of such Amphitheater Season and the commencement of the next succeeding Amphitheater Season including, without limitation, a reasonable capital reserve for the start-up costs associated with the first weeks of the next succeeding Amphitheater Season.

      Call Option: Shall have the meaning assigned to it pursuant to Section
14.01 hereof.

      Call Purchase Price: The amount payable to CDP from SMP following an exercise of the Call Option by SMP, as such amount is determined pursuant to the provisions of Section 14.01 hereof.

      CDP: CDC Amphitheaters/I, Inc., a North Carolina corporation.

      CDP Executive Officers: The officers and/or directors of CDP who, at any given time, are vested with the primary management responsibilities of CDP; however, in no event shall more than three persons at any one time be deemed to be CDP Executive Officers.

      CDP Management Change: The occurrence of (a) John J. Boyle no longer being the sole chief executive and chief operating officer of CDP or (b) John J. Boyle's active involvement in the management of CDP becoming substantially diminished from his current level of involvement, regardless of whether either such occurrence is caused by (i) the sale of all or any portion of John J. Boyle's stock ownership interest in CDP, (ii) the retirement of John J. Boyle,
(iii) the death or permanent disability of John J. Boyle or (iv) any other reason whatsoever.

      Call Trigger Event: The occurrence of one or more of the following events:

            (a) The Partners having a disagreement concerning the taking of a Major Action.

            (b) The Partners failing to agree, or failing to have deemed to agree, upon an Operating Budget for an Amphitheater Season in accordance with the provisions of Section 12.03 hereof.

            (c) CDP refusing to consent to any proposed issuance, sale, conveyance or other transfer of a partnership interest in SMP for which the consent of CDP is necessary as a condition to such issuance, sale, conveyance or other transfer pursuant to the provisions of Section 18.03 hereof.

            (d) The dissolution or other termination of the Other Partnership for any reason other than a Partner Default (as such term is defined in Section 13.3 of the Other Partnership Agreement) having occurred with respect to SMP.

            (e) SMP determining, in its reasonable discretion, at any time following the second anniversary of the occurrence of a Qualified CDP Management Change, that the obligations of CDP set forth in Section 12.02(b) hereof have not been performed in a manner consistent with the levels of performance provided by CDP prior to the occurrence of such Qualified CDP Management Change.

            (f) The occurrence of a Non-Qualified CDP Management Change.

      Code: The Internal Revenue Code of 1986, as amended.

      CPI Index: Consumer Price Index for All Urban Consumers (all U.S. cities), 1982 -84 equals 100 Base, published monthly by the U.S. Department of Labor's Bureau of Labor Statistics, or any successor publication.

      Deficit Loan: A loan extended by a Partner to the Partnership pursuant to the provisions of Section 6.02 hereof.

      Development Management Agreement: That certain Development Management Agreement dated effective December 1, 1990 and entered into by and among SMP, the City of Raleigh and Walnut Creek Amphitheater Financing Assistance Corporation. Among other things, SMP agreed in the Development Management Agreement to provide certain development and construction management services in connection with the construction of the Amphitheater in exchange for the payment of a $200,000.00 fee.

      Gross Revenues: All funds and other revenues actually received by the Partnership (a) arising out of or deriving from any use, operation or sublease of the Amphitheater including, without limitation, (i) revenues received by the Partnership from the sale of tickets to events, shows or performances held at the Amphitheater (net of all applicable sales taxes), (ii) revenues received by the Partnership from the sale of merchandise, food, beverages and other concessions at the Amphitheater (net of all applicable sales taxes), (iii) payments or other revenues received by the Partnership from sponsors or concessionaires at the Amphitheater and (iv) rentals or other payments received by the Partnership from the rental or subleasing of the Amphitheater to other Persons and (b) the gross amount received by the Partnership upon the sale, transfer or other assignment of all or substantially all of its interest in and to the Amphitheater, regardless whether such amount is received in the form of cash, promissory notes, other property or any combination thereof.

      Lease Agreement: That certain Lease Agreement dated effective as of December 1, 1990 and entered into by and between the City of Raleigh, as lessor, and SMP, as lessee, and covering the Amphitheater. A Memorandum of the Lease Agreement was filed in Book 4839, Page 171 of the Wake County Registry.

      Major Actions: Any acts taken, sums expended or obligations incurred on behalf of the Partnership for any of the following activities:

            (a) borrowing any sums of money on behalf of the Partnership or modifying the terms of any existing indebtedness of the Partnership other than (i) Routine Renewals of the Senior Debt, (ii) loans received from any Partner for operating deficits pursuant to the provisions of Section 6.02 hereof and (iii) trade payables and other accounts payable incurred in the ordinary course of the business of the Partnership;

            (b) acquiring any property on behalf of the Partnership which does not relate to the ownership, use, operation or maintenance of the Amphitheater;

            (c) expending any funds of the Partnership for Operating Expenses in amounts which materially exceed the amounts permitted to be expended in the Partnership's then effective Operating Budget;

            (d) engaging in any other business venture or entrepreneurial activity other than that directly related to the Partnership Purposes; and

            (e) selling or otherwise transferring all or substantially all of the Partnership's interest in the Amphitheater.

Notwithstanding anything to the contrary contained herein, the decision to obtain or not obtain a New Lease following the occurrence of a Termination Event (as such terms are defined in the Mutual Recognition Agreement) shall not be a Major Action for purposes of this Agreement.

      Managing Partner: SMP.

      Mutual Recognition Agreement: That certain Mutual Recognition Agreement dated effective as of December 1, 1990 and entered into by and among SMP, the City of Raleigh, Walnut Creek Amphitheater Financing Assistance Corporation and First Union National

Bank of North Carolina. The Mutual Recognition Agreement was flied in Book 4839, Page 178 of the Wake County Registry.

      Net Other Distributions: For any Amphitheater Fiscal Year, (a) the gross amount of distributions made to SMP by the Other Partnership during such Amphitheater Fiscal Year minus (b) the gross amount of capital contributions made by SMP to the Other Partnership during such Amphitheater Fiscal Year.

      Non-Qualified CDP Management Change: (i) Any CDP Management Change which is not a Qualified CDP Management Change or (ii) any change in the CDP Executive Officers occurring at any time after a CDP Management Change if, following such change in CDP Executive Officers, the CDP Executive Officers are composed of persons that do not satisfy the conditions contained in clauses (b) and (c) of the definition of "Qualified CDP Management Change."

      Operating Budget: The budget of Operating Expenses of the Partnership to be prepared for each Amphitheater Season in accordance with and pursuant to the provisions of Section 12.03 hereof.

      Operating Expenses: The overhead and operating expenses of the Partnership which relate to the day-to-day operation of the Amphitheater such as salaries for employees and staff for the Amphitheater, utility costs for the Amphitheater, insurance costs relating to the maintenance of casualty and liability insurance for the Amphitheater, interest on the Senior Debt, costs relating to maintenance, repair and upkeep of the Amphitheater and the personal property and equipment used in connection with the operation of the Amphitheater and costs for the purchase of office supplies and equipment. Notwithstanding anything to the contrary implied by the immediately preceding sentence, none of the following types of expenditures or expenses shall be "Operating Expenses" for purposes of this Agreement:

            (a) the costs directly attributable to or associated with the booking, production, presentation or promotion of any performance or event at the Amphitheater such as artist costs, advertising costs and costs of staging;

            (b) costs or expenses which must be incurred as the result of any emergency, casualty or other unforeseeable occurrence at the Amphitheater; and

            (c) any and all rent and other payments due and payable by the Partnership under and pursuant to the terms of the Lease Agreement

      Other Partnership: The limited partnership created pursuant to the Other Partnership Agreement which shall have as its sole business purposes (a) the promotion, presentation and production of live entertainment events in the greater Raleigh, Chapel Hill, Durham and Greensboro, North Carolina metropolitan areas and (b) the management of the outdoor entertainment facility to be known as "The Paladium" and located at the Carowinds Theme Park in Charlotte, North Carolina.

      Other Partnership Agreement: That certain Partnership Agreement entered into of even date herewith by and between SMP, as limited partner, and CDC of North Carolina, Inc., an Affiliate of CDP, as general partner, pursuant to which the Other Partnership is being created.

      Partners: SMP and CDP. The term "Partners" shall not include any assignee of a Partner's Partnership Interest, unless the other Partner agrees to admit such assignee to the Partnership.

      Partnership: The Partnership created by this Agreement.

      Partnership Act: The New York Partnership Law, Chapter 39 of the Consolidated Laws of the State of New York, as amended from time to time.

      Partnership Interest: All of the interest of any Partner in the Partnership, including his (i) right to a distributive share of the profits and losses of the Partnership, (ii) right to a distributive share of the assets of the Partnership, and (iii) right to participate in the management of the affairs of the Partnership.

      Partnership Purposes: The purposes for which the Partnership is formed as set forth in Article III of this Agreement.

      Percentage Interest: The respective Partnership Interest of each Partner in the Partnership expressed as a percentage of the Partnership Interests owned by all Partners. The Percentage Interest of SMP is sixty-six and two-thirds percent (66-2/3%) and the Percentage Interest of CDP is thirty-three and one-third percent (33-1/3%).

      Permitted Encumbrances: The Senior Mortgage and all of the title encumbrances included within the definition of "Permitted Encumbrances" as such term is used in the Lease Agreement.

      Permitted Rate: The lesser of (a) two percent (2%) per annum over the Prime Rate or (b) the maximum non-usurious interest rate permitted by applicable law from time to time in effect.

      Person: Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

      Primary Qualified Managers: David Ben Liss, David Williams and Rick
Franks.

      Prime Rate: The prime rate of interest per annum announced, from time to time, by major U.S. money center banks as published daily in the "Money Rates" column of The Wall Street Journal; provided, however, that if The Wall Street Journal should ever cease, for any reason, to publish such rate on a daily basis, then the Prime Rate shall be the rate of interest designated, and in effect from time to time, by Citibank, N.A., in New York, New York as its prime rate or base rate charged on commercial loans.

      Qualified Appraiser: Either (a) a qualified MAI appraiser who is in the business of appraising income producing real property or (b) a qualified professional appraiser who is in the business of appraising going concerns.

      Qualified CDP Management Change: A CDP Management Change with respect to which all of the following conditions are satisfied:

            (a) Such CDP Management Change occurs (i) after the end of the 1993 Amphitheater Season for any reason or (ii) before the end of the 1993 Amphitheater Season because of John J. Boyle's death or permanent disability.

            (b) Following the occurrence of such CDP Management Change, all or a majority of the CDP Executive Officers are Primary Qualified Managers.

            (c) If, following the occurrence of such CDP Management Change, less than all of the CDP Executive Officers are Primary Qualified Managers, then the balance of such CDP Executive Officers are Secondary Qualified Managers.

      Qualified CDP Managers: Any one or more of the Primary Qualified Managers or the Secondary Qualified Managers.

      Qualified CDP Shareholders: Any one or more of (a) the Qualified Family Members, (b) any trust created for the benefit of any of the Qualified Family Members, (c) any corporation, partnership or other entity which is owned and controlled by Qualified Family Members, (d) any Qualified CDP Managers or (e) such other persons as may be approved by SMP, which approval shall not be unreasonably withheld or delayed.

      Qualified Family Members: Any one or more of John J. Boyle, Janet Boyle or any children of John J. Boyle or Janet Boyle.

      Routine Renewals: With respect to the Senior Debt, any renewal, extension, modification or other rearrangement of the Senior Debt which does not have the effect of (a) increasing the principal balance of the Senior Debt, (b) increasing the interest rate accruing on the Senior Debt or (c) materially increasing the amounts payable under the Senior Debt during any calendar year.

      Secondary Qualified Managers: John MacDonald, Wilson Howard and Ron Cohen.

      Senior Debt: (a) The obligations and liabilities of SMP to repay that certain $4,140,000.00 loan previously obtained by SMP from the Mitsui Taiyo
Kobe Bank, Ltd. and all renewals, rearrangements and extensions of such loan and
(b) the indemnity obligations previously undertaken by SMP for the benefit of Sony Music Entertainment, Inc. and Sony Corporation, the guarantors of the $4,140,000.00 loan received from the Mitsui Taiyo Kobe Bank, Ltd., under that certain Indemnity Agreement executed by SMP and dated effective as of December 1, 1990, pursuant to which SMP agreed to indemnify and hold such guarantors harmless from and against any loss, cost, expense or other claim arising out of or otherwise relating to such loan or the guaranty thereof.

      Senior Mortgage: The liens and security interests encumbering the leasehold estate created pursuant to the Lease Agreement in favor of Sony Music Entertainment, Inc. and Sony Corporation as security for the Senior Debt, such liens having been created pursuant to that certain Leasehold Deed of Trust dated effective as of December 1, 1990 and being recorded in Book 4839, Page 200 of the Wake County Registry.

      SMP: Sony Music/PACE Partnership, a New York general partnership whose sole general partners are PACE Concerts, Inc., a Texas corporation, and YM Corp., a Delaware corporation.

                                   ARTICLE II

                            Name of Business: Offices

      2.01 Partnership Name. The name of the Partnership shall be Walnut Creek Amphitheater Partnership. In addition to the foregoing name, the activities and business of the Partnership may be conducted, in the Managing Partner's discretion, under the name of "Walnut Creek Amphitheater", "Walnut Creek Amphitheater Co.", "Walnut Creek Amphitheater Partners" or such other modifications or variations thereof as may be designated from time to time by the Managing Partner. The Partners shall execute and file such certificates, if any, as are required by the provisions of any assumed name law or statute in any jurisdiction in which the Partnership conducts business, as may be required to reflect the Partnership's operation under such names.

      2.02 Partnership Offices. The principal place of business of the Partnership shall be at 515 Post Oak Blvd., Suite 300, Houston, Texas 77027. The Partnership shall also maintain an office at the Amphitheater during the Amphitheater Season which will be staffed by the employees of the Partnership who will manage, operate and maintain the Amphitheater.

                                   ARTICLE III

                      Purpose and Power of the Partnership

      3.01 Purposes. The character and purposes of the specific business to be conducted by the Partnership are (i) to lease, operate, use and maintain the Amphitheater and otherwise commercially exploit the Partnership's ownership interest in the Amphitheater, (ii) to perform and fulfill all obligations and duties of the "Tenant" under the terms and provisions contained in the Lease Agreement and (iii) to take any and all other actions which may be incidental to or otherwise reasonably related to the foregoing business and purposes.

      3.02 Powers. The Partnership shall have the power, in fulfilling the purposes set forth in Section 3.01, to conduct any business or take any action which is lawful and which is not prohibited by the Partnership Act.

                                   ARTICLE IV

                               Term of Partnership

      The Partnership shall begin on the date first set forth above and shall continue for a term of sixty (60) years from such date unless sooner dissolved pursuant to Section 17.01 or by operation of law.

                                    ARTICLE V

                          Contributions to Partnership

      5.01 SMP's Initial Contribution.

            (a) Upon execution of this Agreement, SMP shall convey, and does hereby convey, to the Partnership all of its rights, titles and interests in and to the Amphitheater including, without limitation, the leasehold estate created pursuant to the Lease Agreement and all of the rights, privileges and appurtenances appertaining thereto. The conveyance of SMP's interest in and to the Amphitheater is being made subject to all of the Permitted Encumbrances. SMP shall execute such further deeds, bills of sale, assignment of leases and other conveyancing documents as may be required by CDP to more fully effect and complete the assignment made pursuant to the provisions of this Section 5.01(a).

            (b) It is hereby specifically agreed by and between the Partners that the fair market value of the assets being conveyed by SMP to the Partnership pursuant to Section 5.01(a) is equal to the aggregate amount of all indebtedness and obligations currently owing in respect of the Senior Debt. As a result, the initial balance of the capital account of SMP following completion of the initial contribution required pursuant to the provisions of Section 5.01(a) shall be $0.

      5.02 Construction and Development Costs. After complete expenditure of all of the proceeds of the Senior Debt, each Partner shall be obligated to contribute to the capital of the Partnership its respective Percentage Interest of any and all construction costs, development costs and start-up costs associated with or otherwise relating to the development, construction, or commencement of operations of the Amphitheater. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate obligation of the Partners pursuant to this Section 5.02 exceed (a) $306,667.00, with respect to SMP or (b) $153,333.00, with respect to CDP.

      5.03 Operational Shortfalls.

            (a) If a Qualified Operational Shortfall (herein defined) occurs at any time, then the Managing Partner shall have the express right to deliver a notice ("Capital Call Notice") to the Partners specifying the amount of funds needed to cover such Qualified Operational Shortfall and stating that each Partner is obligated to contribute to the capital of the Partnership its Percentage Interest of the amount of funds needed to cover such Qualified Operational Shortfall. Following delivery of a Capital Call Notice to the Partners by the Managing Partner, each Partner shall be obligated to make on or before the Due Date (herein defined) for such Capital Call Notice a capital contribution to the Partnership in an amount equal to its respective Percentage Interest of the amount of funds needed to cover the Qualified Operational Shortfall as set forth in such Capital Call Notice.

            (b) If a Partner elects to extend a Deficit Loan to the Partnership following the sending of a Capital Call Notice in order to assist the Partnership in covering the Qualified Operational Shortfall referred to in such Capital Call Notice, then (i) the capital contribution obligation which accrued pursuant to Section 5.03(a) hereof as a result of the sending of such Capital Call Notice shall still be payable by both Partners on or before the Due Date for such Capital Call Notice and (ii) the proceeds of such capital contribution obligation shall be used first to discharge and pay any amounts still outstanding under such Deficit Loan at the time that such capital contribution obligation is fulfilled.

            (c) As used herein, the term "Qualified Operational Shortfall" shall mean the occurrence or happening, at any time, in the Managing Partner's reasonable discretion, of the circumstance of the Partnership having an insufficient amount of cash to pay or cover the Qualified Liabilities (herein defined) of the Partnership as they become due.

            (d) As used herein, the term "Qualified Liabilities" shall mean any and all debts, liabilities, expenses, charges or other obligations of the Partnership which relate to matters other than the construction, development or commencement of operations of the Amphitheater, including without limitation, the obligations of the Partnership in respect of the Senior Debt and in respect of any Deficit Loans and any obligations payable to contractors, suppliers or other vendors; provided, however, specifically excluded from "Qualified Liabilities" shall be any amount payable to SMP pursuant to Sections 8.01 or 8.02 hereof.

            (e) As used herein, the term "Due Date" shall mean, with respect to a Capital Call Notice, (i) the first anniversary of the date on which such Capital Call Notice is sent to the Partners if such Capital Call Notice is sent during an Amphitheater Season or (ii) the last day of the Amphitheater Season immediately following the sending of such Capital Call Notice to the Partners if such Capital Call Notice is sent on a date which does not fall within an Amphitheater Season.

                                   ARTICLE VI

                          Senior Debt and Deficit Loans

      6.01 Senior Debt. The Partnership hereby contractually assumes, for the benefit of SMP, the obligation to pay all of the Senior Debt. As between the Partners, each shall be liable for its respective Percentage Interest of the Senior Debt.

      6.02 Deficit Loan. If the Partnership incurs a cash deficit of any kind, then any Partner shall have the right, but not the obligation, to extend a loan ("Deficit Loan") to the Partnership in the amount of such cash deficit. Each Deficit Loan shall bear interest at a variable rate of interest per annum equal to the Permitted Rate and shall be repayable as soon as the Partnership has funds available therefor. No distributions shall be made to the Partners pursuant to Section 9.01 hereof at any time during which any Deficit Loan remains outstanding.

                                   ARTICLE VII

                               Profits and Losses

      For each taxable year of the Partnership, the income, gains, losses, credits and deductions of the Partnership shall be allocated between the Partners in accordance with each Partner's Percentage Interest.

                                  ARTICLE VIII

                        Expenses. Reimbursements and Fees

      8.01 Fees Payable to SMP. In consideration for SMP's services rendered and to be rendered in connection with (i) the obtaining of the loan evidenced by the Senior Debt, (ii) negotiating and obtaining the terms of the Lease Agreement, and (iii) managing the affairs of the Partnership as required herein, the Partnership shall pay to SMP, out of Partnership funds, during the term of this Partnership the following fees:

            (a) Subject to the adjustments set forth below, an annual fee in an amount equal to two percent (2%) of all Gross Revenues received during each Amphitheater Fiscal Year shall be payable by the Partnership to SMP within thirty (30) days after the end of each such Amphitheater Fiscal Year. The amount of each year's annual fee payable by the Partnership to SMP pursuant to the provisions of this Section 8.01(a) shall be adjusted in accordance with the following provisions:

                  (i) If the amount of Net Other Distributions during an
            Amphitheater Fiscal Year exceeds $150,000.00, then the fee payable to SMP for such Amphitheater Fiscal Year pursuant to this Section 8.01(a) shall be reduced, but not below $0, in an amount equal to the amount by which the Net Other Distributions during such Amphitheater Fiscal Year exceed $150,000.00.

                  (ii) If the amount of Net Other Distributions during an
            Amphitheater Fiscal Year is less than $150,000.00, then the fee payable to SMP for such Amphitheater Fiscal Year pursuant to the provisions of this Section 8.01(a) shall be increased by an amount equal to (x) $150,000.00, minus (y) the gross amount of distributions made by the Other Partnership to SMP during such Amphitheater Fiscal Year, plus (z) the gross amount of capital contributions made by SMP to the Other Partnership during such Amphitheater Fiscal Year.

            The foregoing adjustments shall continue to be made so long as the Partnership continues in existence regardless of whether the Other Partnership is still in existence or not. For any Amphitheater Fiscal Year in which the Other Partnership does not exist at any time, the Net Other Distributions shall be deemed to be $0 since no contributions or distributions will have been made to or from the Other Partnership during such Amphitheater Fiscal Year.

            (b) An annual fee in the amount of $184,000.00 shall be payable by the Partnership to SMP within thirty (30) days after the end of each Amphitheater Season.

            (c) An annual fee in the amount of $75,000.00 shall be payable by the Partnership to SMP within thirty (30) days after the end of each Amphitheater Season. The fee referred to in this Section 8.01(c) shall be adjusted annually on the date of payment by the proportionate amount that the CPI Index has changed since the previous year's date of payment.

            (d) A one time fee in the amount of $368,000.00 shall be payable by the Partnership to SMP upon receipt of sufficient funds from concessionaire advances as more fully described in Section 9.02 hereof.

      8.02 Unpaid Fees. No fees payable pursuant to the provisions of Section
8.01 hereof shall be paid by the Partnership at any time during which any Qualified Liabilities (as such term is defined in Section 5.03(d) hereof) of the Partnership are past due or delinquent in payment. Any fees payable pursuant to the provisions of Section 8.01 hereof which are not paid on a timely basis as a result of the Partnership having insufficient cash shall be and become accounts payable of the Partnership to SMP and shall bear interest at the Permitted Rate. No distributions shall be made pursuant to Section 9.01 hereof at any time during which any fees payable pursuant to Section 8.01, or any interest thereon, remain unpaid.

      8.03 No Charges, Expenses or Reimbursements. Except for the fees payable by the Partnership to SMP as described in Section 8.01, no other charges, expenses or reimbursements may be received by either of the Partners from the Partnership unless unanimously approved by the Partners.

      8.04 Development Management Agreement. In order to avoid any uncertainties, it is hereby specifically agreed, acknowledged and specified that SMP is retaining, and does hereby retain, all of its rights, privileges, duties and obligations created by the Development Management Agreement. As a result, all amounts payable to SMP under or pursuant to the Development Management Agreement, including, without limitation, the $200,000.00 management fee referred to therein, shall be the sole and exclusive property of SMP, and the Partnership shall have no right or interest therein.

                                   ARTICLE IX

                               Cash Distributions

      9.01 Distribution of Available Cash. Subject to the provisions contained in Section 9.02 hereof, all Available Cash shall be distributed by the Partnership to the Partners in proportion to each Partner's respective Percentage Interest within thirty (30) days after the end of each Amphitheater Season.

      9.02 Initial Concessionaire Advances. Reference is made to the fact that the Partnership will enter into certain concession agreements ("Initial Concession Agreements") relating to the Amphitheater with food, beverage and merchandising vendors during or prior to the 1991 Amphitheater Season. Reference is also made to the fact that it is anticipated that the Partnership will receive loans, advances or other lump sum payments under such Initial Concession Agreements upon execution thereof. Notwithstanding the provisions of Section
9.01 hereof, all loans, advances or other lump sum payments made pursuant to any such Initial Concession Agreements shall be applied and distributed by the Partnership in accordance with the following provisions:

            (a) First, such loans, advances and other lump sum payments shall be applied towards payment of the $368,000.00 fee payable to SMP pursuant to the provisions of Section 8.01(d) hereof.

            (b) Second, $460,000.00 shall be retained by the Partnership as a reserve against the obligations of the Partners to make capital contributions to the Partnership pursuant to Section 5.02 hereof.

            (c) Third, the balance of such loans, advances and lump sum payments shall be distributed to the Partners upon receipt thereof in proportion to each Partner's respective Percentage Interest.

The reserve held by the Partnership pursuant to clause (b) of this Section 9.02 shall be (i) first, applied against the obligations of the Partners to make contributions pursuant to Section 5.02 in lieu of requiring the Partners to actually make such contributions and (ii) second, if any of such reserve remains following payment of all amounts owed by the Partnership in respect of the construction, development and commencement of operations of the Amphitheater, loaned to SMP within ninety (90) days following the initial use of the Amphitheater upon the terms outlined in the promissory note attached hereto as Exhibit "B." SMP shall execute and deliver to the Partnership a promissory note in substantially the same form as Exhibit "B" attached hereto as a condition to the funding of the loan referred to in clause (ii) of the immediately preceding sentence.

      9.03 Subsequent Concessionaire Advances. Any subsequent loans, advances or other lump sum payments received by the Partnership pursuant to concession agreements other than the Initial Concession Agreements shall be (i) first, applied against loans made by the Partners pursuant to Section 9.04 hereof, if any, and (ii) second, the balance shall be treated as cash available to the Partnership for purposes of determining the amount of Available Cash and the resulting amount of distributions to be made from time to time pursuant to the provisions of Section 9.01 hereof.

      9.04 Return of Concessionaire Advances. Each Partner hereby specifically recognizes, acknowledges and agrees that should the Partnership be required to return to any concessionaire the advance made to the Partnership by such concessionaire as a result of an early termination of such concessionaire's concession agreement with the Partnership, or for any other reason whatsoever, then, if the Partnership does not have sufficient funds to cover such obligation, each Partner shall be obligated to loan to the Partnership an amount of money equal to the product of (x) the amount being so returned to such concessionaire and (y) the fraction of the concession advance received by such Partner when the concession advance was made to the Partnership. Any loan made by a Partner pursuant to the immediately preceding sentence shall bear interest at the Permitted Rate and shall be payable out of future loans, advances or lump sum payments received by the Partnership from other concessionaires and shall for all other purposes hereof be treated as a Deficit Loan.

                                    ARTICLE X

                        Ownership of Partnership Property

      All real or personal property acquired by the Partnership shall be owned by the Partnership, such ownership being subject to the other terms and provisions of this Agreement. Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

                                   ARTICLE XI

                                 Fiscal Matters

      11.01 Fiscal Year. The fiscal year of the Partnership for tax purposes shall end on June 30 of each calendar year or such other fiscal year as may be required pursuant to the application of the provisions of the Code or the U.S. Treasury Regulations promulgated thereunder. The fiscal year of the Partnership for accounting purposes shall end on March 31 of each calendar year.

      11.02 Books and Records. Proper books and records shall be kept by Managing Partner with reference to all Partnership transactions, and each Partner shall at all reasonable times during business hours have access thereto. All items of income and deductions recognized during a fiscal year shall be allocated as of the end of each fiscal year, based on the facts and circumstances existing as of the end of that year. Interim reports may be based on the facts and circumstances existing at the time of these reports subject to year-end adjustments. Year end financial statements shall be prepared, or caused to be prepared, by the Managing Partner as of the end of each fiscal year of the Partnership and a copy thereof provided to the Partners within 120 days after the end of each such fiscal year.

      11.03 Partnership Bank Accounts. All funds of the Partnership shall be deposited in its name in an account or accounts maintained at a national or state bank. Checks shall be drawn upon the Partnership and may be signed by such persons as may be designated from time to time by the Managing Partner.

      11.04 Tax Matters and Reports. Any provision hereof to the contrary notwithstanding, solely for federal income tax purposes, each of the Partners hereby recognizes that the Partnership will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Partnership or expand the obligations or liabilities of the Partners.

      11.05 Tax Returns. The Managing Partner shall cause to be prepared and filed all tax returns and statements, if any, which must be filed on behalf of the Partnership with any taxing authority, and shall submit copies of all such returns and statements to the Partners. All fees, charges and other expenses payable to third party professionals such as attorneys or accountants relating to the preparation and filing of tax returns and statements or otherwise reporting of financial results of the Partnership, shall be properly chargeable as expenses of the Partnership.

      11.06 Deduction of Expenses. The Partnership shall treat as an expense for federal income tax purposes all amounts which may be considered as ordinary and necessary business expenses deductible under applicable rules of the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, the Managing Partner may, from time to time, elect on behalf of the Partnership to capitalize certain expenditures which might otherwise be considered ordinary and necessary business expenses for federal income tax purposes, and such electives shall be binding on all Partners.

      11.07 Section 754 Election. In the case of distribution of Partnership property within the provisions of Section 734 of the Code or in the case of a transfer of a Partnership interest permitted by this Agreement made within the provisions of Section 743 of the Code, the Partnership may file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Treasury Regulations.

      11.08 Capital Accounts of Partners. The Partnership shall maintain a capital account for each Partner, the initial balance of each of which shall be zero. Each Partner's capital account shall be increased (i) by any income and gains allocated to that Partner for federal income tax purposes pursuant to
Article VII hereof, and (ii) by the amount of cash and the fair market value of any property contributed to the Partnership by that Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code). Each Partner's capital account shall be decreased (i) by any deductions and losses allocated to that Partner for federal income tax purposes pursuant to Article VII hereof, and (ii) by the amount of cash and the fair market value of any property distributed by the Partnership to that Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under
Section 752 of the Code).

      11.09 No Interest. No Partner shall be entitled to be paid interest in respect of either his capital account or any contributions made by him to the Partnership.

                                   ARTICLE XII

                        Management of Partnership Affairs

      12.01 Major Actions. No Major Action may be taken by the Partnership or by any Partner on behalf of the Partnership without first obtaining approval from all of the Partners.

      12.02 Management Vested in the Managing Partner.

            (a) Except as provided below in clause (b), all responsibility and authority relating to the operations and management of the Partnership, except for the taking of Major Actions, shall be vested in the Managing Partner. The Managing Partner is hereby authorized to take any and all actions reasonably necessary or required to carry out the Partnership Purposes, including, without limitation, the hiring and retaining of such employees and other personnel as may be reasonably necessary, in the discretion of the Managing Partner, to efficiently and effectively use, operate and maintain the Amphitheater and otherwise fulfill the Partnership Purposes.

            (b) Notwithstanding the foregoing, CDP shall be primarily responsible for the activities related to booking or otherwise engaging talent for appearance at the Amphitheater, and CDP hereby agrees to provide the necessary time and services as may be required to cause the Amphitheater to be properly and adequately booked and engaged with first rate national performers. All final decisions concerning the booking of performers or other talent into the Amphitheater shall be subject to the approval of the Managing

      Partner; provided, however, (i) if the Managing Partner refuses to book a particular performer or show into the Amphitheater on behalf of the Partnership which CDP desires to book, then CDP shall have the right, subject to availability of the Amphitheater, to rent the Amphitheater from the Partnership on a Best Commercial Basis (herein defined) for purposes of presenting such performer or show for its own account or (ii) if the Managing Partner desires to book an SMP Produced Tour Event (herein defined) into the Amphitheater which CDP does not agree should be booked into the Amphitheater by the Partnership, then CDP shall have the right to require that the Managing Partner rent the Amphitheater from the Partnership on a Best Commercial Basis for purposes of presenting such SMP Produced Tour Event for its own account.

            (c) As used in this Section 12.02, the following terms shall have the meanings indicated:

                  (i) "Best Commercial Basis" shall mean, at any time, the
            lowest and most favorable rental rates then made available by the Partnership to third party promoters for rental of the Amphitheater on a nightly basis, excluding rentals to municipalities, other governmental authorities or non-profit organizations.

                  (ii) "SMP Produced Tour Event" shall mean a performance or show which is part of a tour being produced nationally by SMP.

      12.03 Annual Operating Budgets. On or before April 15 of each calendar year during the existence of the Partnership, the Managing Partner shall provide to CDP (i) a proposed Operating Budget for the forthcoming Amphitheater Season setting forth in reasonable detail the various categories of Operating Expenses and the budgeted amounts for each such category to be incurred by the Partnership during the forthcoming Amphitheater Season and (ii) such reasonable information and materials related to the proposed Operating Budget as may be reasonably requested by CDP. If the aggregate amount of Operating Expenses reflected in any proposed Operating Budget does not exceed the aggregate amount of Operating Expenses reflected in the Operating Budget for the immediately preceding Amphitheater Season by more than the greater of (i) 10% or (ii) the percentage increase in the CPI Index during the preceding 12 month period, then such proposed Operating Budget shall be automatically deemed to have been approved by CDP for purposes of this Agreement. If the Managing Partner fails to submit to CDP a proposed Operating Budget for any Amphitheater Season, then the Operating Budget for the immediately preceding Amphitheater Season shall be deemed to be the Operating Budget for the forthcoming Amphitheater Season unless otherwise consented to by CDP.

      12.04 Obligations of the Managing Partner. Subject to the other provisions of this Agreement, the Managing Partner shall manage, or cause to be managed, the affairs of the Partnership in a prudent and businesslike manner. The Managing Partner shall act as a fiduciary hereunder and in good faith in the performance of its obligations hereunder, but shall have no liability or obligation to the Partners or the Partnership for any decision made or action taken in connection with the discharge of its duties hereunder if such decision or action is made or taken in good faith and in the best interests of the Partnership, irrespective of whether the same may be reasonably prudent or whether bad judgment or negligence (excluding gross negligence) was exercised or involved in connection therewith. It is hereby expressly agreed and acknowledged that the Managing Partner currently owns and operates other outdoor entertainment facilities other than the Amphitheater and that the Managing Partner intends to acquire ownership of additional outdoor entertainment facilities from time to time hereafter. Subject to the provisions of Section
13.02 hereof, it is hereby expressly agreed and acknowledged that (i) the activities of the Managing Partner in respect of other outdoor entertainment facilities shall not be or otherwise constitute a breach of the Managing Partner's fiduciary duties to the Partnership and (ii) CDP shall have no rights, titles or interests in or to the ownership interests of the Managing Partner in other outdoor entertainment facilities as a result of the relationship created hereby.

      12.05 Action Without Meeting. Any action required by the Partnership Act or by this Agreement to be taken at a meeting of the Partners, or any action which may be taken at a meeting of the Partners, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Partners entitled to participate in the management of the Partnership pursuant to the terms of the Partnership Act and such consent shall have the same force and effect as a vote of the Partners.

      12.06 The Managing Partner as Nominee of Partnership. The Managing Partner is hereby specifically authorized, at its sole option and discretion, to conduct any business of the Partnership or carry out any transaction on behalf of the Partnership in its own name as nominee for the Partnership, without having to disclose the existence of the Partnership. The Managing Partner shall be required to provide notice to CDP each time that it chooses to conduct any business of the Partnership in its own name as nominee for the Partnership pursuant to the right created in this Section 12.06.

      12.07 Transactions with Partners and Affiliates of Partners. It is hereby recognized and acknowledged by and between the Partners that the Partnership shall have the express right and authority to enter into contracts and agreements, on an arms-length basis, with either of the Partners or any Affiliates of the Partners and all rights accruing to such Partner or such Affiliate under such arms-length contract shall be the sole and exclusive property of such contracting party and neither the Partnership nor the other Partner or its Affiliates shall have any participation rights therein or thereto. By way of example, but not limitation, if SMP is the national tour producer of a particular event or show, then SMP may contract with the Partnership, as owner of the Amphitheater, to book such event or show into the Amphitheater so long as the contractual terms thereof are arms-length when compared to the terms made with similar venues not owned or operated by SMP. Each Partner hereby agrees that, with respect to any and all contracts and agreements entered into by and between the Partnership and any Partner or any Affiliate of a Partner, (i) the existence thereof shall be disclosed to the other Partner, (ii) copies thereof shall be made available to such other Partner upon its request along with any details and other information related thereto and (iii) each such contract and agreement shall be subject to reasonable discussion and input from such other Partner concerning any issues related to the arms-length nature of such contract or agreement.

                                  ARTICLE XIII

                                Other Activities

      13.01 Generally. Subject to the provisions of Section 13.02 hereof, this Agreement shall not preclude or limit in any respect the right of any Partner to engage or invest in any business activity of any nature or description, including those which may be similar to the business of the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or any relationships created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, unless otherwise provided by any applicable rule of law.

      13.02 Amphitheaters in North Carolina or South Carolina. Notwithstanding any of the other provisions contained in this Agreement, the Partners hereby agree, stipulate and acknowledge that the relationship created by this Agreement shall be an exclusive arrangement between the Partners for the development, acquisition, construction, management and operation of permanent outdoor musically-based entertainment facilities which are located within either the State of North Carolina or the State of South Carolina in accordance with the following provisions:

            (a) Neither Partner shall, directly or indirectly, develop, construct, own or manage any permanent outdoor musically-based entertainment facility anywhere in the States of North Carolina or South Carolina without first having offered in writing to sell to the other Partner one-half of such Partner's interest in such entertainment facility on an equal basis.

            (b) If a Partner elects not to participate on an equal basis with the other Partner with respect to the development, construction, owning or management of any permanent outdoor musically-based entertainment facility in North Carolina or South Carolina following an offer made pursuant to clause (a) hereof by such other Partner because of such Partner's unwillingness to contribute its share of the required capital contributions, then such Partner shall have a forty-five (45) day period to negotiate in good faith with the other Partner to attempt to negotiate a smaller percentage interest in the proposed transaction for a smaller capital contribution. If the parties are unable to agree within such forty-five (45) day period as to a mutually acceptable alternative ownership arrangement, then the Partner initially offering such opportunity to the other Partner shall thereafter be free to pursue such opportunity to develop, construct, own or manage such permanent outdoor musically-based entertainment facility within the States of North Carolina or South Carolina without any duty, responsibility or obligation to the other Partner or to the Partnership.

The provisions of this Section 13.02 shall not be applicable with respect to (x) the Carowinds Amphitheater (as such term is used in the Other Partnership Agreement), it being agreed that the relationship of the parties with respect to the Carowinds Amphitheater shall be governed by the Other Partnership Agreement or (y) the Amphitheater, it being agreed that the relationship of the parties with respect to the Amphitheater shall be governed by all of the other provisions of this Agreement.

                                   ARTICLE XIV

                               Call Rights of SMP

      14.01 Purchase Option. If a Call Trigger Event occurs, then SMP shall have the right and option ("Call Option") to purchase and acquire the Partnership Interest of CDP in accordance with the following terms, provisions and conditions:

            (a) In order to validly exercise the Call Option, SMP must provide written notice thereof ("Call Election Notice") to CDP within 90 days after SMP acquires knowledge of the occurrence of a Call Trigger Event. In order to be validly given, a Call Election Notice must contain therein a purchase price ("SMP Designated Price") designated by SMP which it is willing to pay to CDP for the purchase of CDP's Partnership Interest pursuant to the Call Option.

            (b) Upon a valid delivery of a Call Election Notice by SMP to CDP, CDP shall have thirty (30) days thereafter to either (i) agree to sell its Partnership Interest to SMP in accordance with the provisions of this
      Section 14.01 in exchange for payment from SMP to CDP of the SMP Designated Price (in which case, the SMP Designated Price shall be for all purposes hereof the "Call Purchase Price") or (ii) institute the appraisal procedures described in Section 14.02 hereof. If CDP does not provide notice to SMP of its election pursuant to clause (i) or (ii) of the immediately preceding sentence within thirty (30) days after receipt of a validly given Call Election Notice, then CDP shall be deemed to have elected to proceed under clause (i) of the immediately preceding sentence.

            (c) If CDP timely elects pursuant to clause (ii) of Section 14.0 1(b) to institute the appraisal procedures set forth in Section 14.02 hereof, then the following provisions shall apply with respect to the purchase and acquisition of the Partnership Interest of CDP by SMP pursuant to an exercise of the Call Option by SMP:

                  (i) If the Appraised Purchase Price determined in accordance with the provisions of Section 14.02 hereof is less than or equal to 110% of the SMP Designated Price, then (1) the Call Purchase Price shall for all purposes hereof be deemed to be equal to the greater of (aa) the Appraised Purchase Price or (bb) the SMP Designated Price and (2) CDP shall be obligated to pay all costs associated with the appraisal procedures conducted in accordance with provisions of Section 14.02 hereof.

                  (ii) If the Appraised Purchase Price is in excess of 110% of the SMP Designated Price, then (1) SMP shall not be obligated to purchase CDP's Partnership Interest at any amount greater than 110% of the SMP Designated Price, (2) SMP shall have the option, exercisable at any time within thirty (30) days after determination of the Appraised Purchase Price by written notice thereof to CDP, to designate the Call Purchase Price as being equal to the Appraised Purchase Price for all purposes hereof, (3) CDP shall not be obligated to sell its Partnership Interest for any amount less than the Appraised Purchase Price, (4) CDP shall have the option, exercisable at any time within thirty (30) days after final determination of the Appraised Purchase Price by written notice thereof to SMP, to designate the Call Purchase Price as being equal to 110% of the SMP Designated Price and (5) SMP shall be obligated to pay all costs associated with the appraisal procedures conducted in accordance with the provisions of Section 14.02 hereof.

                  (iii) If the Partnership Interest of CDP is not purchased and acquired by SMP as a result of the Appraised Purchase Price being in excess of 110% of the SMP Designated Price, then the exercise of the Call Option previously made by SMP shall be deemed rescinded.

            (d) The closing of the sale of CDP's Partnership Interest following a valid delivery of a Call Election Notice shall close ("Closing") on a date mutually selected by SMP and CDP but in no event later than the date which is forty-five (45) days after delivery of the Call Election Notice or, if applicable, the date which is forty-five (45) days after the date on which the Appraised Purchase Price is determined. The Closing shall occur at such place in Houston, Texas as may be designated by SMP. At the Closing, each of the Partners shall be obligated to do the following:

                  (i) SMP shall cause the Call Purchase Price to be paid to CDP in immediately available funds at the Closing.

                  (ii) If the Other Partnership is still in existence, it shall be terminated, dissolved and liquidated as required by the terms, provisions and agreements contained in Section 13.1(e) of the Other Partnership Agreement.

                  (iii) If the Carowinds Management Agreement (as such term is defined in the Other Partnership Agreement) is still in force and effect, SMP shall be obligated to take such actions and execute such documents as may be required to convey, transfer and assign all of its right, title and interest in and to the Carowinds Management Agreement to CDP as additional consideration for the purchase of CDP's Partnership Interest.

                  (iv) CDP shall execute such instruments of assignment as may be reasonably required by SMP containing warranties that its Partnership Interest is being conveyed to SMP (or any designee of SMP) free and clear of all liens, claims, charges and encumbrances.

                  (v) SMP shall execute such instruments or documents as may be necessary to (x) release CDP from all future accruing obligations under this Agreement and (y) indemnify CDP with respect to all debts, liabilities and obligations of the Partnership to third parties, whether then existing or thereafter to be created.

      14.02 Appraisal Procedures. If CDP elects to avail itself of its appraisal rights pursuant to clause (ii) of Section 14.01(b) following an exercise of the Call Option by SMP, then the following terms, provisions, conditions and agreements shall govern the determination of the Appraised Purchase Price:

            (a) SMP and CDP shall attempt to mutually agree upon a satisfactory Person to serve as the sole appraiser of the Appraised Purchase Price. If CDP and SMP have been unable to mutually agree upon a Person to serve as the sole appraiser within fifteen (15) days after the date on which

      CDP provides notice of its election to avail itself of its appraisal rights pursuant to clause (ii) of Section 14.01(b), then SMP and CDP shall each designate within fifteen (15) additional days thereafter a Qualified Appraiser to act as one of the appraisers in the procedure to determine the Appraised Purchase Price. The Qualified Appraisers selected by each of the Partners pursuant to the provisions contained in the immediately preceding sentence shall then be required to select within fifteen (15) days after their selection a third Qualified Appraiser to act as an appraiser in the procedure to determine the Appraised Purchase Price.

            (b) The appraiser or appraisers selected pursuant to the provisions of clause (a) above shall determine the Appraised Purchase Price in accordance with the specific provisions contained herein. If there is only one appraiser as a result of SMP and CDP mutually agreeing to the designation of one person to so act, then the Appraised Purchase Price determined by such appraiser shall be, for all purposes of this Agreement, the Appraised Purchase Price. If SMP and CDP are unable to mutually agree upon one person to serve as the appraiser, then (i) the three appraisers shall coordinate their efforts and attempt to reach a mutual decision as to the Appraised Purchase Price (in which case the Appraised Purchase Price shall be for all purposes hereof the amount so determined by such appraiser) and (ii) failing a mutual decision by the three appraisers, the average of the Appraised Purchase Prices of the two closest amounts determined by the three appraisers shall be the Appraised Purchase Price for all purposes of this Agreement.

            (c) For all purposes of this Agreement, the Appraised Purchase Price shall be determined by the appraisers selected pursuant to the foregoing provisions in accordance with the following specific provisions, instructions and limitations:

                  (i) The "Appraised Purchase Price" shall be equal to (x) the fair market value of the Partnership Interest of CDP minus (y) one-third (1/3) of the fair market value of any then remaining contractual rights of the Other Partnership in the Carowinds Management Agreement. As used in the immediately preceding sentence, the term "fair market value" shall mean a value which a willing buyer would pay to a willing seller, neither under a compulsion to buy or sell.

                  (ii) For purposes of determining the fair market value of the
            Partnership Interest of CDP, the appraiser or appraisers selected pursuant to the foregoing provisions shall (x) ignore the fact that SMP is entitled to a fee in an amount equal to two percent (2%) of any Gross Revenues realized upon a sale, transfer or other assignment of the Amphitheater and (y) utilize such standard appraisal techniques as are appropriate, in such appraiser or appraisers reasonable professional judgment, for the ownership interest being appraised.

            (d) The appraiser or appraisers acting pursuant to the provisions of this Section 14.02 shall provide a written report within sixty (60) days after their selection containing the results of their analysis and determination of the Appraised Purchase Price and providing an analysis and reason for the decision reached. If any appraiser shall fail, refuse, or be unable to act, a new appraiser shall be appointed in his place following the same method as was originally followed with respect to the selection of such appraiser to be replaced.

            (e) The Partners hereby agree that the provisions contained in this
      Section 14.02 shall be a binding method of arbitrating and determining the Appraised Purchase Price, and each Partner therefore hereby specifically agrees and acknowledges that the determination of the Appraised Purchase Price in accordance with the provisions of this Section 14.02 shall be final and binding upon the Partners and may not be subsequently challenged in any court or other forum except for a challenge based upon fraud, malfeasance or other similar causes of action relating to tampering with the appraisal process.

                                   ARTICLE XV

                              Defaults and Remedies

      15.01 Default by Partner. If any Partner ("Defaulting Partner") fails to timely perform any of its obligations contained in this Agreement, or materially violates the terms of this Agreement, then the other Partner ("Non-Defaulting Partner") shall have the right to give the Defaulting Partner a notice ("Default Notice") specifically setting forth the nature of such failure or violation and stating that the Defaulting Partner shall have a period of ten (10) days to pay any sums of money specified therein as due and owing to the Partnership or to any Partner or, if the failure or violation is a non-monetary default and is capable of being cured, thirty (30) days to cure such default specified therein. If the monies specified in the Default Notice are not paid within such ten (10) day period, or if such non-monetary failures or violations are not capable of being cured or, if capable of being cured, such Defaulting Partner has not cured such non-monetary failures or violations within such thirty (30) day period, then a "Tanner Default" shall be deemed to have occurred with respect to such Defaulting Partner. If a Defaulting Partner cures in all material respects all of its failures or violations which are capable of being cured within the aforesaid notice and cure periods, then such defaults shall be deemed no longer to exist and such Partner shall be deemed no longer to constitute a Defaulting Partner.

      15.02 Rights and Remedies. Upon the occurrence of a Partner Default, the Non-Defaulting Partner and the Partnership shall each have the following rights, options and remedies which shall be cumulative and may be exercised concurrently or independently in the sole and absolute discretion of the Non-Defaulting
Partner:

            (a) The right to bring an action at law by or on behalf of the Partnership or the Non-Defaulting Partner in order to recover the amounts owed, if any, and any incidental or consequential damages arising from such default (including, without limitation, reasonable attorneys' fees and disbursements incurred by the Partnership or the Non-Defaulting Partner, as the case may be, in prosecuting any such action).

            (b) The right to bring any proceeding in the nature of injunction, specific performance or other equitable remedy, it being acknowledged by each of the Partners that damages at law may be an inadequate remedy for such default.

            (c) If a sum of money is owed to the Partnership, the Non-Defaulting Partner may advance the sum of money owed to the Partnership by the Defaulting Partner with the following results:

                  (i) The sum thus advanced shall be deemed to be a loan from the Non-Defaulting Partner to the Defaulting Partner;

                  (ii) The principal balance of such deemed loan shall be due and payable in whole upon written demand from the Non-Defaulting Partner to the Defaulting Partner;

                  (iii) The principal balance of such deemed loan shall bear interest at the Permitted Rate compounded monthly; and

                  (iv) All distributions from the Partnership that would
            otherwise be made to the Defaulting Partner (whether before or after dissolution of the Partnership) shall, instead, be paid to the Non-Defaulting Partner until such loan and all interest accrued thereon has been repaid in full.

            (d) If a sum of money is owed to the Non-Defaulting Partner, the Non-Defaulting Partner may require that all distributions that would otherwise be made to the Defaulting Partner (whether before or after dissolution of the Partnership) shall, instead, be paid to the Non-Defaulting Partner until all such amounts owed have been repaid in full.

            (e) For purposes of voting or giving any consents or approvals under any provisions of this Agreement, the right to deny the Defaulting Partner any of its voting, consent or approval rights under this Agreement.

            (f) The option to purchase the Partnership Interest of the Defaulting Partner at a purchase price equal to seventy-five percent (75%) of the then balance in its capital account, which purchase price shall be payable in five (5) equal annual installments of principal, together with interest at the rate, of eight percent (8%) per annum. The option set forth in this clause (f) is being provided in view of the fact that the prospects for the Partnership and the Partnership Interest of the Non-Defaulting Partner will be placed in jeopardy upon the occurrence of a Partner Default by a Defaulting Partner, all with potential damages to the Non-Defaulting Partner and the Partnership which cannot be foreseen or reasonably ascertainable. Any Defaulting Partner whose Partnership Interest is purchased under the provisions of this clause (f) shall remain liable for its Percentage Interest of the Partnership's liabilities in existence at the time of the closing of such purchase. The Non-Defaulting Partner may, at its option, designate any third party of its choosing to exercise the option granted to it in this clause (f).

                                   ARTICLE XVI

                              Voluntary Withdrawal

      No Partner shall have the right to, and each Partner agrees that it will not, withdraw voluntarily from the Partnership. In the event any Partner withdraws from the Partnership in contravention of this Agreement, such withdrawing Partner shall remain liable for its Percentage Interest of the Partnership liabilities in existence at the time of its withdrawal and shall, in addition, be liable for all damages attributable to its breach of this Agreement. The withdrawal of a Partner in contravention of this Article XVI shall not cause the Partnership to be dissolved, and such withdrawing Partner shall be deemed to be an assignee of a Partner's Partnership Interest and shall have only the rights provided a Partner's assignee under the provisions of the Partnership Act.

                                  ARTICLE XVII

                           Dissolution and Termination

      17.01 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

            (a) The unanimous agreement of the Partners;

            (b) The dissolution of the Partnership pursuant to Article IV; or

            (c) The sale, transfer, assignment or termination of all or substantially all of the Partnership's ownership interest in the Amphitheater.

      The dissolution shall be effective on the day on which the event occurs causing dissolution ("Effective Date of Dissolution"), but the Partnership shall not terminate until the assets have been distributed in accordance with the provisions of this Agreement.

      17.02 Nondissolution Events. None of the following events shall constitute or cause the dissolution of the Partnership, with the result that, upon the happening of any one or more of these events, no one shall have the right to compel the termination and liquidation of the Partnership:

            (i) the bankruptcy, dissolution or liquidation of a Partner; or

            (ii) the withdrawal of a Partner.

Each Partner waives its right and power either to dissolve the Partnership, or to seek a court decree of dissolution.

      17.03 Distributions Upon Dissolution. On dissolution of the Partnership, the Partners shall proceed diligently to wind up the affairs of the Partnership and distribute its assets. The Managing Partner shall decide which Partnership assets are to be sold for cash and which are to be distributed in kind. The Partnership's assets, or the proceeds of their sale, shall be applied or distributed in the following order of priority:

            (a) In payment of all liabilities of the Partnership to creditors other than Partners. If any liability is contingent or uncertain in amount, a reserve equal to the maximum amount for which the Partnership could be reasonably held liable shall be established. Upon the satisfaction or other discharge of that contingency, the amount of the reserve not required, if any, will be treated as income to the extent previously treated as a deduction.

            (b) In payment of any loans owed by the Partnership to any Partner.

            (c) In payment of any fees payable to SMP pursuant to the provisions of Section 8.01 hereof together with any interest which may have accrued thereon pursuant to the provisions of Section 8.02 hereof. Should the Effective Date of Dissolution occur during an Amphitheater Season, SMP shall be entitled to a proportionate payment of the annual fees referred to in Section 8.01(b) and (c) based upon the portion of the Amphitheater Season which has elapsed through the Effective Date of Dissolution. Additionally, SMP shall be entitled to receive the fee described in
      Section 8.01(a) hereof
      with respect to any and all Gross Revenues generated from the sale, transfer or assignment of all or substantially all of the Partnership's interest in the Amphitheater regardless of whether such sale, transfer or other assignment occurs before or after the Effective Date of Dissolution.

            (d) To the Partners in proportion to their respective Percentage Interests.

                                  ARTICLE XVIII

                              Transfer Restrictions

      18.01 Partner Interest. Except for a transfer of a Partnership Interest made pursuant to the provisions of Article XIV of this Agreement, neither Partner shall have the right to sell, assign, convey, transfer, pledge or hypothecate, by operation of law or otherwise, all or any portion of its Partnership Interest without the prior consent of the other Partner, it being agreed and acknowledged that such consent may be withheld in such other Partner's sole discretion for any reason whatsoever. Any purported sale, assignment, conveyance, transfer, pledge or hypothecation of any Partner's Partnership Interest in violation of the provisions of this Section 18.01 shall be voidable at the option of the other Partner.

      18.02 CDP's Stock.

            (a) No capital stock of CDP may, at any time, be issued to, sold, conveyed or otherwise transferred to any Person other than to a Qualified CDP Shareholder; provided, however, that concurrently with the closing of such issuance, sale, conveyance or transfer to any such Qualified CDP Shareholder, such Qualified CDP Shareholder shall deliver a written instrument to the Partnership and to SMP in which it agrees to be bound by the transfer restrictions contained in this Section 18.02 with respect to the stock of CDP.

            (b) Notwithstanding the transfer restrictions contained in Section 18.02(a) hereof, capital stock of CDP may be issued, sold, conveyed or otherwise transferred to a Person which is not a Qualified CDP Shareholder so long as all of the following conditions are fulfilled:

                  (i) A majority of each class of capital stock of CDP shall be owned by Qualified CDP Shareholders immediately following such proposed issuance, sale, conveyance or transfer;

                  (ii) CDP shall have provided at least thirty (30) days prior to such proposed issuance, sale, conveyance or other transfer (x) a notice ("Minority Sale Notice") to SMP containing the name, address and business of the Person to whom the capital stock of CDP is proposed to be issued, sold, conveyed or otherwise transferred and the specific economic terms and conditions of such proposed issuance, sale, conveyance or other transfer and (y) an offer in favor of SMP to acquire the capital stock of CDP which is proposed to be issued, sold, conveyed or otherwise transferred on the same economic terms and conditions described in the Minority Sale Notice.

                  (iii) The closing of such issuance, sale, conveyance or other transfer of the capital stock of CDP shall have occurred (x) between 30 and 120 days following receipt of the Minority Sale Notice by SMP and (y) upon the same economic terms and conditions as are described in the Minority Sale Notice.

      If SMP elects to acquire any capital stock of CDP pursuant to an offer contained in a Minority Sale Notice, then it must provide CDP notice thereof within thirty (30) days following receipt of the Minority Sale Notice and must close on such acquisition within sixty (60) days following receipt of the Minority Sale Notice. If the proposed issuance, sale, conveyance or other transfer of the capital stock of CDP is a part of a transaction which involves the acquisition by a Person which is not a Qualified CDP Shareholder of a minority interest in substantially all of the Cellar Door affiliated group of companies, then the allocation of price to the capital stock of CDP to be included in the Minority Sale Notice shall be made by CDP in good faith giving due consideration to the relative values of the Partnership Interest of CDP in the Partnership and the balance of the assets being transferred to such person.

            (c) CDP shall cause John J. Boyle to execute a certificate or other instrument in form reasonably acceptable to SMP confirming that (i) he is the owner of all of the issued and outstanding capital stock of CDP, (ii) his stock ownership interest in CDP will be burdened by and encumbered with the transfer restrictions contained in this Section 18.02 and (iii) all share certificates evidencing the capital stock in CDP will include an appropriate legend which references the transfer restrictions contained in this Section 18.02. A default by John J. Boyle under such certificate shall be deemed a default by CDP under this Agreement.

      18.03 SMP's Partnership Interests. No partnership interest in SMP may, at any time, be issued to, sold, conveyed or otherwise transferred to any Person other than to PACE Concerts, Inc., a Texas corporation, YM Corp., a Delaware corporation, or any Affiliate of either of PACE Concerts, Inc. or YM Corp. without the prior written consent of CDP;

provided, however, that concurrently with the closing of such issuance, sale, conveyance or transfer to PACE Concerts, Inc., YM Corp. or any Affiliate of either PACE Concerts, Inc. or YM Corp., such recipient or transferee shall deliver a written instrument to the Partnership and to CDP in which it agrees to be bound by the transfer restrictions contained in this Section 18.03 with respect to the partnership interests in SMP. By executing this Agreement in its capacity as a general partner of SMP, each of the partners of SMP, in their individual corporate capacity, hereby (i) represent and warrant that they are the sole general partners of SMP, (ii) covenant and agree that their respective partnership interests in SMP shall be burdened by and encumbered with the transfer restrictions contained in this Section 18.03 and (iii) agree that all certificates (if any) evidencing their partnership interest in SMP shall include an appropriate legend which references the transfer restrictions contained in this Section 18.03.

                                   ARTICLE XIX

                            Miscellaneous Provisions

      19.01 Notices. All notices, offers, approvals, elections, consents, acceptances, waivers, reports, requests and other communications required or permitted to be given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent, if available, return receipt requested, or by facsimile, telex or cablegram (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such facsimile, telex or cablegram is sent), or by recognized overnight courier for next day delivery, addressed or sent to the parties at the following addresses and facsimile numbers or to such other additional address or facsimile number as any party shall hereafter specify by Communication to the other parties:

      SMP:               c/o PACE Concerts, Inc.
                         515 Post Oak Blvd., Suite 300
                         Houston, Texas 77027
                         Facsimile No.: 713-622-8461
                         Attention: Mr. Jeffry B. Lewis

                         and

                         c/o Sony Music Entertainment, Inc.
                           if by mail:
                         P.O. Box 4450
                         New York, New York 10101-4450
                           if by courier or personal
                             delivery:
                         666 Fifth Avenue
                         Sony Music Entertainment Mail Room
                         New York, New York 10103

                         Attention: Senior Vice President,
                                    Business Affairs and
                                    Administration

      with copies to:    Michael F. Rogers
                         Sewell & Riggs
                         333 Clay Avenue, Suite 800
                         Houston, Texas 77002
                         Facsimile No.: (713) 652-8808

                         and

                         Sony Music Entertainment, Inc.
                         (At the same addresses shown above)
                         Attention: Senior Vice President
                                    and General Counsel

      CDP:               CDC Amphitheaters/I, Inc.
                         2190 S.E. 17th Street, Suite 312
                         Fort Lauderdale, Florida 33316
                         Attention:  Mr. John J. Boyle

      with a copy to:    Richard A. Rosenbaum
                         Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel
                         500 East Broward Boulevard, 13th Floor
                         Fort Lauderdale, Florida 33394

      19.02 New York Law to Apply. This Agreement shall be construed under and in accordance with laws of the State of New York without giving any effect to the choice of law principles in the State of New York.

      19.03 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created this Agreement.

      19.04. Amendment. This Agreement may be amended or modified by the Partners from time to time but only upon approval by all of the Partners contained in a written instrument.

      19.05 Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

      19.06 Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

      19.07 Legal Construction. In case any one or more of the provisions contained in this Partnership Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Partnership Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

      19.08 Counterparts. This Partnership Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

      19.09 Gender. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

      19.10. Affiliate Liability. Notwithstanding anything to the contrary contained herein, or implied hereby, in no event shall any Person, except for the Partners and the general partners of SMP, be liable for the responsibilities, obligations or liabilities of either of the Partners hereunder. In that connection, it is specifically agreed and acknowledged that, except for the general partners of SMP, no officer, shareholder, director or other Affiliate of a Partner shall be liable for any of the responsibilities, liabilities or obligations of any Partner hereunder.

      19.11 Prior Agreements Superseded. This Agreement supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

      19.12 Changes to Qualified CDP Managers. At any time within 60 days after the end of any Amphitheater Season SMP shall consider requests made by CDP as to additional or substitute persons who CDP believes should be considered as Primary Qualified Managers or Secondary Qualified Managers. If SMP agrees to any such requested additions or substitutions, then this Agreement shall be modified by written agreement setting forth the changes in the persons who will thereafter be Primary Qualified Managers and Secondary Qualified Managers.

      EXECUTED as of the day and year first written above.

                                       CDC AMPHITHEATERS/I, INC.
                                       a North Carolina corporation

                                       By: /s/ John J. Boyle
                                           -------------------------------------
                                           Name: John J. Boyle
                                           Title: Chairman

                                                                           "CDP"

                                       SONY MUSIC/PACE PARTNERSHIP, a
                                       New York general partnership

                                       By: PACE Concerts, Inc., a Texas
                                             corporation

                                           By: /s/ Louis Messina
                                               ---------------------------------
                                               Name:  Louis Messina
                                               Title: President

                                       By: YM Corp., a Delaware corporation

                                           By: /s/ David H. Johnson
                                               ---------------------------------
                                               Name: David H. Johnson
                                               Title: V.P.

                                                                           "SMP"

      A certain tract or parcel of realty lying and being in the City of Raleigh, Wake County, North Carolina, more fully described by metes and bounds as follows, viz:

      BEGINNING at an iron pipe found in the eastern right of way line of the Cliff Benson Beltline at the south bank of Walnut Creek, said pipe being the northernmost corner of the lands of the City of Raleigh Walnut Creek Park (south property); thence with the meanders of Walnut Creek, defined herein as a traverse line along the southern and western bank:
S 23 deg 07' 04" E, a distance of 159.69 feet to a point on the bank of the creek;
S l7 deg 09' 17" E, a distance of 152.70 feet to a point on the bank of the creek;
S 06 deg 04' 12" W, a distance of 126.04 feet to a point on the bank of the creek;
S 35 deg 38' 50" E, a distance of 126.39 feet to a point on the bank of the creek;
thence departing the creek and the following eight (8) new lines through said lands of the City of Raleigh:
1) S 58 deg 42' 51" W, a distance of 429.82 feet to a new corner;
2) S 01 deg 03' 14" W, a distance of 390.68 feet to a new corner;
3) S 55 deg l4' 52" W, a distance of 340.32 feet to a new corner;
4) S 00 deg 50' 42" W, a distance of 148.63 feet to a new corner;
5) N 89 deg 39' 17' E, a distance of 483.24 feet to a new corner;
6) S 56 deg 22' 45" E, a distance of 1077.23 feet to a new corner;
7) S l4 deg 2l' 54" E, a distance of 540.11 feet to a new corner;
8) S 00 deg 03' 36" E, a distance of 740.45 feet to a new corner;
thence with the line of Green Valley Subdivision S 89 deg 56' 24" W, a distance of 200.41 feet to an existing iron pipe;
thence with the line of Green Valley Subdivision S 89 deg 43' 39" W, a distance of 85.83 feet to an existing iron pipe;
thence with the line of Green Valley Subdivision S 89 deg 57' 25" W, a distance of 214.69 feet to an existing iron pipe, the northwest corner of Green Valley Subdivision and the northeast corner of Garden Acres Subdivision;
thence with the line of Garden Acres N 89 deg 44' 19" W, a distance of 841.02 feet to an existing iron pipe, the southeast corner of lands of Allen and Debra Shindledecker;
thence with the line of Shindledecker; N 11 deg 15' 48" E, a distance of 209.52 feet to an existing iron pipe;
thence with the line of Shindledecker; N 89 deg 44' 07" W, a distance of 143.88 feet to an existing iron pipe in the eastern right of way line of Holloway Road (50' R/W);
thence with Holloway Road along the arc of a counter-clockwise circular curve, the delta angle being 07 deg 10' 02", the radius length being 262.48 feet for an arc distance of 32.83 feet, said curve defined by chord bearing S 14 deg 50' 49" W, and chord distance of 32.81 feet to an existing iron pipe;
thence with the line of Holloway Road S 11 deg l5' 48" W, a distance of 177.17 feet to an existing iron pipe, Shindledecker's southwestern corner;
thence crossing Holloway Road N 89 deg 37' 48" W, a distance of 56.63 feet to an existing iron pipe;
thence with the line of Charles R. Brooks and with Lorraine R. Williams N 89 deg 53' 38" W, a distance of 168.47 feet to an existing iron pipe;
thence continuing with the line of Brooks and Williams N 89 deg 52' 45" W, a distance of 879.06 feet to an existing iron pipe, Williams' northwest corner; thence with the line of Williams S 15 deg 59' 31" W, a distance of 628.49 feet to an existing iron pipe on the northern right of way line of Rock Quarry Road (60' R/W);
thence with the line of Rock Quarry Road N 65 deg 53' 25" W, a distance of
202.02 feet to an existing iron pipe, corner for James R. Rogers III;
thence with the line of Rogers N 15 deg 59' 31" E, a distance of 628.49 feet to an existing iron pipe;

thence continuing with the line of Rogers N 22 deg 21' 28" E, a distance of 2289.30 feet to an existing iron pipe;
thence continuing with the line of Rogers S 83 deg 49' 11" W, a distance of
911.18 feet to an existing iron pipe at the eastern right of way line of Sunnybrook Road;
thence with Sunnybrook Road along the arc of a counter-clockwise circular curve, the delta angle being 14 deg 32' 27" the radius length being 969.28 feet for an arc distance of 245.99 feet, said curve defined by chord bearing N 43 deg 20' 31" E, and chord distance of 245.33 feet to an existing iron pipe at the southeastern intersection of the rights of way of Sunnybrook Road and the Cliff Benson Beltline;
thence with the Beltline along the arc of a counter-clockwise circular curve, the delta angle being 13 deg 11' 43" the radius length being 3,990.72 feet for an arc distance of 919.06 feet, said curve defined by chord bearing N 64 deg 24' 29" E, and chord distance of 917.03 feet to an NCDOT concrete monument found; thence with the line of the Beltline N 58 deg 05' 28" E, a distance of 313.85 feet to a NCDOT concrete monument found;
thence with the line of the Beltline N 48 deg 01' 38" E, a distance of 209.72 feet to a NCDOT concrete monument found;
thence with the Beltline along the arc of a counter-clockwise circular curve, the delta angle being 07 deg 14' 41", the radius length being 3,990.72 feet for an arc distance of 504.60 feet, said curve defined by chord bearing N 46 deg 41' 36" E, and chord distance of 504.26 feet to an existing iron pipe, the point and place of beginning and containing 120.058 acres, more or less.
This description was prepared January 11, 1991 by Murphy Yelle Associates, Registered Land Surveyors.


                                    EXHIBIT A

                                   Exhibit "B"

                                 PROMISSORY NOTE

$460,000.00                                             __________________, 1991

      For value received, SONY MUSIC/PACE PARTNERSHIP ("Borrower"), a New York general partnership, PROMISES TO PAY TO THE ORDER of WALNUT CREEK AMPHITHEATER PARTNERSHIP (Lender"), a New York general partnership, the sum of FOUR HUNDRED SIXTY THOUSAND AND NO/100 DOLLARS ($460,000.00) in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, and to pay interest on the unpaid principal amount from date until maturity at the lesser of the Stated Rate (hereinafter defined) or the Maximum Rate (hereinafter defined).

      As used herein, the term "Stated Rate" shall mean a fixed rate of interest equal to 9.46% per annum.

      As used herein, the term "Maximum Rate" shall mean the lesser of (i) the maximum non-usurious interest rate permitted by applicable law from time to time in effect as such law may be interpreted, amended, revised, supplemented or enacted or (ii) 18% per annum.

      This Note is payable in installments on each March 11, June 11, September 11 and December 11 (the "Payment Dates") following the date of this Note in accordance with the following provisions:

            (1) On the first Payment Date following the date of this Note, a payment in an amount equal to the product of (i) $11,712.01 and (ii) a fraction, the numerator of which shall be the number of days between the date of this Note and such first Payment Date and the denominator of which shall be 91.25.

            (2) On each Payment Date thereafter, through and including September 11, 1999, a payment in the amount of $11,712.01 shall be due and payable.

            (3) On December 11, 1999, the entire unpaid principal balance of this Note, together with all accrued unpaid interest hereon, shall be due and payable.

[NOTE: If the original principal balance of this Note is less than $460,000.00, then each reference to "$11,712.01" appearing above shall be reduced by the same proportionate amount by which the original principal balance is less than $460,000.00.]

      All amounts paid under this Note shall be applied first against accrued unpaid interest hereon and then against the outstanding principal balance hereof.

      If Borrower fails to make any payment as herein provided, either of principal or interest, or if this Note is declared due and payable, interest shall accrue on the past due amount at a rate of interest per annum equal to the Maximum Rate.

      Reference is made to the fact that Borrower is a general partner in Lender. Lender was formed pursuant to that certain Partnership Agreement ("Partnership Agreement") dated effective as of July 1, 1990, and entered into by and between Borrower and CDC Amphitheaters/I, Inc. ("CDP"), a North Carolina corporation. Borrower hereby acknowledges, stipulates and agrees, for the benefit of both the Partnership and CDP, that any default of Borrower under this Note shall constitute a default by Borrower of its obligations under the Partnership Agreement.

      If the principal balance of the Senior Debt (as such term is defined in the Partnership Agreement) should ever be accelerated for any reason, then the principal balance hereof shall become immediately due and payable from Borrower to Lender.

      WITNESS the execution hereof as of the date set forth above.

                                       SONY MUSIC/PACE PARTNERSHIP,
                                       a New York general partnership

                                       By: PACE CONCERTS, INC.,
                                           a Texas corporation and its
                                           general partner

                                           By: /s/ Louis Messina
                                               ---------------------------------
                                               Name:  Louis Messina
                                               Title: President


                                       By: YM Corp., a Delaware corporation
                                           and its general partner

                                           By: /s/ David H. Johnson
                                               ---------------------------------
                                               Name:  David H. Johnson
                                               Title: V.P.


                                   Exhibit "B"
                                   Page 2 of 2